NEWS

FOR IMMEDIATE RELEASE	CONTACTS
March 13, 2014	Robert Owens
(Investor Inquiries)

Chris Bohanon
(Media Inquiries)

202-872-7700

Farmer Mac Reports 2013 Year End Results
–Highlights Include Sustained Business Volume Growth and High Credit Quality–
Washington, DC - The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the year ended December 31, 2013, which included new highs in outstanding business volume and core earnings. Total outstanding business volume grew $935.1 million to reach just under $14 billion by year-end. Business growth was driven by a diversified mix of new business at attractive margins, including strong growth in Farm & Ranch loan purchases. Farmer Mac's core earnings, a non-GAAP measure, were $54.9 million, or $4.90 per diluted share in 2013, a 9 percent increase on a per share basis compared to $49.6 million, or $4.51 per diluted share in 2012. This increase was a result of net business volume growth, gains from the sale of certain securities, lower operating expenses, and strong credit performance.
During fourth quarter 2013, core earnings increased $3.7 million to $15.3 million, from $11.6 million in fourth quarter 2012. This increase was primarily attributable to a $1.5 million ($1.0 million after tax) reduction in operating expenses, a $1.1 million ($0.7 million after tax) increase in net effective spread and guarantee fees, as well as a reduction in net credit expenses due to continued strong credit quality. Farmer Mac also recognized a $2.1 million federal income tax benefit in fourth quarter 2013, as capital loss carryforwards offset certain capital gains.
Farmer Mac's GAAP net income for 2013 was $71.8 million or $6.41 per diluted common share, compared to $43.9 million or $3.98 per diluted common share for 2012. Net income for fourth quarter 2013 was $12.5 million, compared to $9.6 million for the same period in 2012. The same factors that contributed to growth in core earnings contributed to both the annual and quarter-over-quarter growth in GAAP net income. In addition, a $22.0 million change in unrealized gains on interest rate swaps not designated in hedge accounting relationships was primarily responsible for the sharp annual increase.
Outstanding business volume increased to just under $14 billion as of December 31, 2013, compared to $13.0 billion as of December 31, 2012, which represented a 7 percent year-over-year growth rate. New business volume for 2013 was $3.1 billion, including purchases of $824.9 million of Farm & Ranch loans, $820.0 million in new Rural Utilities AgVantage securities, and $540.8 million of long-term standby purchase commitments ("LTSPCs").
Farmer Mac's President and Chief Executive Officer Timothy Buzby stated, "2013 was an excellent year for Farmer Mac. For the second consecutive year, we achieved all-time highs in both core earnings and outstanding business volume. Credit quality also continued to be very strong, with low levels of delinquencies and charge-offs. Farmer Mac remains focused on the fundamentals that drive long-term value for stockholders. Our marketing, customer service, and product innovation efforts have helped to drive growth in business volume, and our diligence with credit underwriting and pricing have combined to help us achieve record core earnings in 2013. We continue to innovate for our customers as we strive to provide an efficient and competitive secondary market to lenders for the benefit of rural borrowers in fulfillment of our mission while also building stockholder value."

Revenue
     Net effective spread for 2013 was $105.3 million (86 basis points), compared to $106.6 million (95 basis points) for 2012. This decrease was primarily a result of tightening new business spreads in the first half of 2013 and dilution from the run-off of existing higher spread business during the year. Net effective spread for fourth quarter 2013 was $27.1 million (85 basis points), compared to $26.5 million (91 basis points) in fourth quarter 2012, and $25.8 million (83 basis points) in third quarter 2013. This growth was primarily a result of new business spread stabilization, net outstanding business volume growth, and decreased business run-off in fourth quarter 2013. Net effective spread by business segment for 2013 was $66.6 million (130 basis points) for Farm & Ranch, $11.2 million (69 basis points) for USDA Guarantees, and $11.1 million (44 basis points) for Rural Utilities.
Guarantee and commitment fees, which compensate Farmer Mac for assuming the credit risk on loans underlying Farmer Mac Guaranteed Securities and LTSPCs, were $27.0 million for 2013, compared to $25.0 million for 2012, driven by a net increase of $427.5 million of AgVantage securities.
Business Volume
Farmer Mac added $3.1 billion of new business volume during 2013, with contributions from all business lines and products. Specifically, Farmer Mac:

•	purchased $824.9 million of newly originated Farm & Ranch loans;

•	added $540.8 million of Farm & Ranch loans under LTSPCs;

•	purchased $453.5 million of Farm & Ranch AgVantage securities;

•	purchased $361.9 million of USDA Securities;

•	purchased $87.0 million of Rural Utilities loans; and

•	purchased $820.0 million of Rural Utilities AgVantage securities.
Total principal paydowns and maturities in 2013 were $2.1 billion, including $593.0 million of repayments related to Rural Utilities AgVantage securities and $435.0 million related to Farm & Ranch loans under LTSPCs.

Farmer Mac's outstanding business volume was just under $14 billion as of December 31, 2013, an increase of $935.1 million from December 31, 2012, as new volume exceeded maturities and principal paydowns on existing business volume. Demand has continued to remain strong for Farmer Mac's longer-term, fixed-rate loan products in the Farm & Ranch line of business, which drove a 45 percent increase in Farm & Ranch loan purchases in 2013 compared to 2012. The trend toward longer-term fixed-rate mortgage financing by farmland owners continues, driven by expectations for increasing rates in the future. Over the longer term, Farmer Mac believes demand for its secondary market tools should also increase as rural lenders make more loans and adapt to a changing regulatory environment.
Credit Quality
The loans in Farmer Mac's three lines of business continued to perform well during 2013. In the Farm & Ranch portfolio, 90-day delinquencies were $28.3 million (0.55 percent of the non-AgVantage Farm & Ranch portfolio) as of December 31, 2013, down from $33.3 million (0.70 percent) as of December 31, 2012. Farmer Mac recorded net provisions of $0.4 million to the allowance for losses during 2013, compared to net provisions of $1.9 million for 2012. Charge-offs were $0.1 million in fourth quarter 2013 and $4.0 million for the year, resulting in a $3.6 million decrease in the overall allowance for losses to $13.3 million as of December 31, 2013.
When analyzing the overall risk profile of its portfolio, Farmer Mac takes into account more than the Farm & Ranch loan delinquency percentages provided above. Total business volume also includes AgVantage securities and rural utilities loans, neither of which currently have any delinquencies, and USDA Securities, which are backed by the full faith and credit of the United States. Across Farmer Mac's three lines of business, 90-day delinquencies represented 0.20 percent of total volume as of December 31, 2013, compared to 0.26 percent as of December 31, 2012.

Capital and Liquidity
Farmer Mac is required to hold capital at the higher of its statutory minimum capital requirement and the amount required by the risk-based capital stress test prescribed by Farm Credit Administration ("FCA") regulations. As of December 31, 2013, Farmer Mac's core capital totaled $590.7 million and exceeded the statutory minimum capital requirement of $398.5 million by $192.2 million, or 48 percent. As of December 31, 2013, Farmer Mac's risk-based capital stress test generated a risk-based capital requirement of $90.8 million. Farmer Mac's regulatory capital of $604.0 million exceeded that amount by approximately $513.2 million. Under FCA's rule on capital planning effective January 3, 2014, Farmer Mac must develop and submit to its regulator for approval annually a capital plan that assesses Farmer Mac's overall capital adequacy and incorporates a Farmer Mac board-approved policy on capital adequacy. Farmer Mac does not expect its compliance with the final rule on capital planning to materially affect Farmer Mac's operations or financial condition.
As of December 31, 2013, total equity was $574.5 million, compared to $593.0 million as of December 31, 2012, as a $90.2 million decrease in accumulated other comprehensive income (AOCI) was partially offset by a $66.6 million increase in retained earnings. The change in AOCI resulted primarily from reductions in unrealized gains on available-for-sale securities due to increases in interest rates in 2013.

As prescribed by FCA regulations, Farmer Mac is currently required to maintain a minimum of 60 days of liquidity. As of December 31, 2013, Farmer Mac had 134 days of liquidity, as calculated in accordance with the applicable FCA regulations currently in effect.  FCA recently approved a final rule to revise the current regulations governing the management of liquidity risk at Farmer Mac, which is expected to become effective during second quarter 2014. These new regulations will require Farmer Mac to hold a minimum of 90 days of liquidity and will revise the methodology for determining Farmer Mac's liquidity reserve. Farmer Mac does not expect its compliance with the final regulation to materially affect its operations or financial condition.
Reconciliation of Core and GAAP Earnings
Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings principally differs from GAAP net income by excluding the effects of fair value accounting guidance, which are not expected to have a cumulative net impact on GAAP earnings if the related financial instruments are held to maturity, as is generally expected. Core earnings also differs from GAAP net income by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

A reconciliation of Farmer Mac's GAAP net income attributable to common stockholders to core earnings is presented in the following tables:

Reconciliation of GAAP Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	December 31, 2013	December 31, 2012
	(in thousands, except per share amounts)
GAAP net income attributable to common stockholders	$12,485	$9,601
Less the after-tax effects of:
Unrealized gains on financial derivatives and hedging activities	8,003	4,719
Unrealized (losses)/gains on trading assets	(50)	1,778
Amortization of premiums and deferred gains on assets consolidated at fair value (1)	(10,864)	(4,534)
Net effects of settlements on agency forward contracts	114	(102)
Lower of cost or fair value adjustment on loans held for sale	—	(3,863)
Sub-total	(2,797)	(2,002)
Core earnings	$15,282	$11,603

Composition of Core Earnings:
Revenues:
Net effective spread	$27,144	$26,460
Guarantee and commitment fees	7,130	6,764
Other	427	393
Total revenues	34,701	33,617

Credit related (income)/expenses:
Provisions for losses	12	1,157
REO operating expenses	3	47
Gains on sale of REO	(26)	(629)
Total credit related (income)/expenses	(11)	575

Operating expenses:
Compensation & employee benefits	4,025	5,752
General & Administrative	3,104	2,913
Regulatory fees	594	594
Total operating expenses	7,723	9,259

Net earnings	26,989	23,783
Income taxes	5,279	5,914
Non-controlling interest	5,546	5,546
Preferred stock dividends	882	720
Core earnings	$15,282	$11,603

Core earnings per share:
Basic	$1.41	$1.10
Diluted	1.36	1.05
(1) Includes $10.3 million related to the acceleration of premium amortization in fourth quarter 2013 due to significant refinancing activity in the Rural Utilities line of business

Reconciliation of GAAP Net Income Attributable to Common Stockholders to Core Earnings
	For the Year Ended
	December 31, 2013	December 31, 2012
	(in thousands, except per share amounts)
GAAP net income attributable to common stockholders	$71,833	$43,894
Less the after-tax effects of:
Unrealized gains on financial derivatives and hedging activities	29,368	4,325
Unrealized (losses)/gains on trading assets	(533)	200
Amortization of premiums and deferred gains on assets consolidated at fair value (1)	(12,467)	(7,266)
Net effects of settlements on agency forward contracts	573	856
Lower of cost or fair value adjustment on loans held for sale	—	(3,863)
Sub-total	16,941	(5,748)
Core earnings	$54,892	$49,642

Composition of Core Earnings:
Revenues:
Net effective spread	$105,251	$106,557
Guarantee and commitment fees	27,922	26,622
Other	3,421	501
Total revenues	136,594	133,680

Credit related (income)/expenses:
Provisions for losses	448	1,875
REO operating expenses	423	134
Gains on sale of REO	(1,236)	(878)
Total credit related (income)/expenses	(365)	1,131

Operating expenses:
Compensation & employee benefits	17,817	19,186
General & Administrative	11,563	11,123
Regulatory fees	2,375	2,281
Total operating expenses	31,755	32,590

Net earnings	105,204	99,959
Income taxes	24,630	25,251
Non-controlling interest	22,187	22,187
Preferred stock dividends	3,495	2,879
Core earnings	$54,892	$49,642

Basic	$5.07	$4.74
Diluted	4.90	4.51
(1) Includes $10.3 million related to the acceleration of premium amortization in fourth quarter 2013 due to significant refinancing activity in the Rural Utilities line of business
More complete information about Farmer Mac's performance for 2013 is set forth in Farmer Mac's Annual Report on Form 10-K filed earlier today with the Securities and Exchange Commission (SEC).

Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects, and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding:

•	the availability to Farmer Mac and Farmer Mac II LLC of debt financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac or its sources of business, including but not limited to:

◦
developments related to the implementation of agricultural policies and programs resulting from the recently enacted Agricultural Act of 2014 (referred to as the 2014 Farm Bill), including the elimination of direct payments to agricultural producers by the USDA and increased federal subsidies for enhanced crop insurance programs; and

◦	changes in policies related to renewable fuel standards and the use of ethanol as a blending agent;

•	fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the impact of economic conditions, including the effects of weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving GSEs, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.
Other risk factors are discussed in Farmer Mac's Annual Report on Form 10‑K for the year ended December 31, 2013, as filed with the SEC earlier today. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.
Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to help increase the availability of credit in rural America through the operation of a secondary market for eligible loans to agricultural and rural borrowers. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (including the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the USDA Guarantees line of business of purchasing and holding USDA-guaranteed loans. Information about Farmer Mac II LLC is available on its website at www.farmermac2.com.
The conference call to discuss Farmer Mac's 2013 financial results and Form 10-K will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time on Friday, March 14, 2013. An audio recording of that call will be available on Farmer Mac's website for two weeks after the call.

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31, 2013	December 31, 2012
	(in thousands)
Cash and cash equivalents	$749,313	$785,564
Investment securities	2,484,075	2,499,629
Farmer Mac Guaranteed Securities	5,091,600	4,766,258
USDA Securities	1,612,013	1,590,783
Loans:
Loans	2,570,125	2,177,550
Loans held in consolidated trusts	629,989	563,575
Allowance for loan losses	(6,866)	(11,351)
Total loans, net of allowance	3,193,248	2,729,774
Other assets	231,531	250,193
Total Assets	$13,361,780	$12,622,201
Notes Payable:
Due within one year	$7,338,781	$6,567,366
Due after one year	5,001,169	5,034,739
Total notes payable	12,339,950	11,602,105
Debt securities of consolidated trusts held by third parties	261,760	167,621
Reserve for losses	6,468	5,539
Other liabilities	179,133	253,974
Total Liabilities	12,787,311	12,029,239
Preferred stock	58,333	57,578
Common stock	10,886	10,702
Additional paid-in capital	110,722	106,617
Accumulated other comprehensive (loss)/income	(16,202)	73,969
Retained earnings	168,877	102,243
Non-controlling interest - preferred stock	241,853	241,853
Total Equity	574,469	592,962
Total Liabilities and Equity	$13,361,780	$12,622,201

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(in thousands, except per share amounts)
Interest income:
Net interest income	$13,403	$22,793	$98,122	$121,980
(Provision for)/release of loan losses	(117)	(4,354)	481	(3,691)
Net interest income after provision for loan losses	13,286	18,439	98,603	118,289
Non-interest income:
Guarantee and commitment fees	6,768	6,568	26,958	24,963
Gains/(losses) on financial derivatives and hedging activities	9,263	3,505	31,764	(19,829)
(Losses)/gains on trading assets	(76)	2,735	(819)	307
(Losses)/gains on sale of available-for-sale investment securities	(960)	(10)	2,113	18
Gains on repurchase of debt	1,462	—	1,462	—
Gains on sale of real estate owned	26	629	1,236	878
Lower of cost or fair value adjustment on loans held for sale	—	(5,943)	—	(5,943)
Other income	539	890	3,057	3,341
Non-interest income	17,022	8,374	65,771	3,735
Non-interest expense:
Compensation and employee benefits	4,025	5,752	17,817	19,186
General and administrative	3,104	2,913	11,563	11,123
(Release of)/provision for losses	(105)	(3,197)	929	(1,816)
Other non-interest expense	597	641	2,798	2,415
Non-interest expense	7,621	6,109	33,107	30,908
Income before income taxes	22,687	20,704	131,267	91,116
Income tax expense	3,774	4,837	33,752	22,156
Net income	18,913	15,867	97,515	68,960
Less: Net income attributable to non-controlling interest - preferred stock dividends	(5,546)	(5,546)	(22,187)	(22,187)
Net income attributable to Farmer Mac	13,367	10,321	75,328	46,773
Preferred stock dividends	(882)	(720)	(3,495)	(2,879)
Net income attributable to common stockholders	$12,485	$9,601	$71,833	$43,894

Earnings per common share and dividends:
Basic earnings per common share	$1.14	$0.91	$6.64	$4.19
Diluted earnings per common share	$1.11	$0.87	$6.41	$3.98
Common stock dividends per common share	$0.12	$0.10	$0.48	$0.40

The following table sets forth information regarding outstanding volume in each of Farmer Mac's three lines of business as of the dates indicated:

Outstanding Balance of Loans, Loans Underlying Non-AgVantage Farmer Mac
Guaranteed Securities and LTSPCs, AgVantage Securities, and USDA Guaranteed Securities
	December 31, 2013	December 31, 2012
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$1,875,958	$1,519,415
Loans held in trusts:
Beneficial interests owned by Farmer Mac	—	39
Beneficial interests owned by third party investors	259,509	160,397
AgVantage Securities	3,539,650	3,339,200
USDA Guarantees:
USDA Securities	1,645,806	1,559,683
Farmer Mac Guaranteed USDA Securities	21,089	26,238
Rural Utilities:
Loans	698,010	663,097
Loans held in trusts:
Beneficial interests owned by Farmer Mac	354,241	368,848
AgVantage Securities	1,527,205	1,298,506
Total on-balance sheet	$9,921,468	$8,935,423
Off-balance sheet:
Farm & Ranch:
AgVantage Securities	$970,000	$970,000
LTSPCs	2,261,862	2,156,068
Guaranteed Securities	765,751	911,370
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	20,222	29,658
Rural Utilities:
AgVantage Securities	11,009	12,669
Total off-balance sheet	$4,028,844	$4,079,765
Total	$13,950,312	$13,015,188

The following table presents the quarterly net effective spread by business segment for fourth quarter 2013 and the previous eight quarters:

	Net Effective Spread by Business Segment
	Farm & Ranch		USDA Guarantees		Rural Utilities		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
December 31, 2013 (1)	$18,080	1.34%	$2,708	0.65%	$2,047	0.32%	$4,309	0.56%	$27,144	0.85%
September 30, 2013	16,174	1.23%	2,831	0.68%	2,985	0.46%	3,791	0.52%	25,781	0.83%
June 30, 2013	16,325	1.30%	2,738	0.68%	3,033	0.46%	3,967	0.58%	26,063	0.87%
March 31, 2013	16,049	1.32%	2,933	0.73%	3,014	0.51%	4,267	0.59%	26,263	0.90%
December 31, 2012	16,133	1.36%	2,869	0.74%	3,155	0.55%	4,303	0.56%	26,460	0.91%
September 30, 2012	16,839	1.46%	2,830	0.73%	3,109	0.57%	4,478	0.57%	27,256	0.95%
June 30, 2012	16,749	1.54%	2,790	0.74%	3,006	0.55%	4,664	0.64%	27,209	0.99%
March 31, 2012	14,874	1.45%	2,766	0.75%	3,177	0.54%	4,815	0.66%	25,632	0.94%
December 31, 2011	15,442	1.57%	2,693	0.74%	3,152	0.54%	4,735	0.71%	26,022	1.00%
(1) Fourth quarter 2013 includes the impact in Farm & Ranch net effective spread of one-time adjustments for recovered buyout interest and yield maintenance (14 basis points in aggregate) and the impact in Rural Utilities net effective spread of the refinancing of loans at lower rates (11 basis points).

The following table presents quarterly core earnings reconciled to GAAP net income available to common stockholders for fourth quarter 2013 and each of the previous eight quarters:

Core Earnings by Quarter Ended
	December 2013	September 2013	June 2013	March 2013	December 2012	September 2012	June 2012	March 2012	December 2011
	(in thousands)
Revenues:
Net effective spread	$27,144	$25,781	$26,063	$26,263	$26,460	$27,256	$27,209	$25,632	$26,022
Guarantee and commitment fees	7,130	7,046	6,954	6,792	6,764	6,591	6,607	6,660	6,740
Other	427	(466)	3,274	187	393	384	(294)	18	55
Total revenues	34,701	32,361	36,291	33,242	33,617	34,231	33,522	32,310	32,817

Credit related (income)/expenses:
Provisions for/(release of) losses	12	(36)	(704)	1,176	1,157	94	174	450	(118)
REO operating expenses	3	35	259	126	47	66	15	6	82
(Gains)/losses on sale of REO	(26)	(39)	(1,124)	(47)	(629)	13	(262)	—	(254)
Total credit related (income)/expenses	(11)	(40)	(1,569)	1,255	575	173	(73)	456	(290)

Operating expenses:
Compensation & employee benefits	4,025	4,523	4,571	4,698	5,752	4,375	4,574	4,485	3,916
General & Administrative	3,104	2,827	2,715	2,917	2,913	2,788	2,664	2,758	2,315
Regulatory fees	594	593	594	594	594	562	562	563	563
Total operating expenses	7,723	7,943	7,880	8,209	9,259	7,725	7,800	7,806	6,794

Net earnings	26,989	24,458	29,980	23,777	23,783	26,333	25,795	24,048	26,313
Income taxes	5,279	6,263	7,007	6,081	5,914	6,682	6,627	6,028	7,471
Non-controlling interest	5,546	5,547	5,547	5,547	5,546	5,547	5,547	5,547	5,546
Preferred stock dividends	882	881	881	851	720	719	720	720	720
Core earnings	$15,282	$11,767	$16,545	$11,298	$11,603	$13,385	$12,901	$11,753	$12,576

Reconciling items (after-tax effects):
Unrealized gains/(losses) on financial derivatives and hedging activities	8,003	4,632	11,021	5,712	4,719	3,456	(14,035)	10,185	386
Unrealized (losses)/gains on trading assets	(50)	(407)	(212)	136	1,778	(286)	(2,006)	714	2,476
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(10,864)	(421)	(564)	(618)	(4,534)	(873)	(901)	(958)	(1,875)
Net effects of settlements on agency forwards	114	(158)	955	(338)	(102)	699	(250)	509	(240)
Lower of cost or fair value adjustments on loans held for sale	—	—	—	—	(3,863)	—	—	—	—
GAAP net income/(loss) attributable to common stockholders	$12,485	$15,413	$27,745	$16,190	$9,601	$16,381	$(4,291)	$22,203	$13,323